Exhibit 99.1
FOR IMMEDIATE RELEASE
Nastech Announces Third Quarter 2006 Financial Results
Bothell, Wash., November 1, 2006 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today reported financial results for the three- and nine-month periods ended September 30, 2006.
Revenue for the three months ended September 30, 2006 was $5.5 million, compared to $1.2 million for the prior year period. Revenue for the nine months ended September 30, 2006 was $23.7 million, compared to $6.2 million for the prior year period. Revenue for 2006 includes approximately $3.7 million in previously deferred revenue related to our Merck collaboration that was recognized when the agreement was terminated on March 1, 2006, reimbursement revenue related to our Parathyroid Hormone (PTH1-34) nasal spray development agreement with Procter & Gamble Pharmaceuticals, Inc. (“P&G”) including a $7.0 million milestone payment received and recognized in June 2006, revenue from our other collaborative agreements and approximately $0.6 million in Nascobal® product sales. The prior year nine-month period included recognition of a $2.0 million milestone payment received from Questcor related to Nascobal®.
The net loss for the current quarter was $7.8 million or $0.36 per share, compared to a net loss of $8.8 million or $0.46 per share for the prior year period. The net loss for the nine months ended September 30, 2006 was $16.2 million or $0.77 per share, compared to a net loss of $23.2 million or $1.28 per share for the prior year period. The changes in the net loss from the prior year period are due to a combination of higher revenue and interest income in the current year periods, partially offset by higher spending due to headcount growth and increased funding to support our research and development projects. The net loss for the nine month period ending September 30, 2006 includes a cumulative benefit from the accounting change of adopting SFAS123R on January 1, 2006 of approximately $0.3 million.
Research and development expenses increased $2.4 million to approximately $10.5 million for the current quarter compared to the prior year period and increased $8.5 million to approximately $31.1 million for the nine months ended September 30, 2006 compared to the prior year period. The increases are primarily due to in-process R&D expenses related to our acquisition of RNAi intellectual property from Galenea Corp. incurred in the first quarter of 2006, increases in the number of research and development employees and increased funding to support our research and development projects.
Selling, general and administrative expenses increased $1.1 million to approximately $3.4 million for the current quarter compared to the prior year period and increased $2.6 million to approximately $10.5 million for the nine months ended September 30, 2006, primarily due to increases in amortization of non-cash stock compensation expense, legal expenses and increased headcount to support our R&D activities.
We ended the third quarter of 2006 with approximately $56.4 million in cash, cash equivalents and short-term investments compared to $59.9 million at December 31, 2005.
RECENT CORPORATE HIGHLIGHTS

•	Awarded RO1 and SBIR grants by the National Institute of Health totaling approximately $2.3 million in funding for development of RNAi therapeutics to prevent and treat influenza

•	In partnership with Amylin Pharmaceuticals, Inc., initiated clinical testing of a nasal spray formulation of exenatide

•	Initiated clinical development program for insulin nasal spray to treat diabetes

•	Initiated dose ranging study for PYY3-36 to treat obesity

•	Submitted complete response to FDA regarding Nastech’s calcitonin-salmon nasal spray Abbreviated New Drug Application
Conference Call and Webcast Information
Management will host a conference call to review our financial results for the period ended September 30, 2006 and recent business developments. The call is scheduled for today, November 1, 2006, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (866) 713-8565 and international callers should dial (617) 597-5324. The access code for the live conference call is 17513049. To access the 24-hour telephone replay, U.S. residents should dial (888) 286-8010 and international callers should dial (617) 801-6888. The access code for the replay is 33009860.
Alternatively, log on to www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.
About Nastech
We are a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. We and our collaboration partners are developing products for multiple therapeutic areas including osteoporosis, diabetes, obesity, respiratory diseases and inflammatory conditions. Additional information about Nastech is available at www.nastech.com.
Nastech Forward-Looking Statements
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
Contacts:
Nastech
Ed Bell, Senior Investor Relations Manager
(425) 908-3639, ir@nastech.com
Noonan Russo
Matthew Haines (Investors/Media)
(212) 845-4235

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
Revenues
Product revenue, net	—	$32	—	$624
License and research fees	$1,223	5,130	$6,155	22,667
Government grants	—	383	—	383

Total revenue	$1,223	$5,545	$6,155	$23,674

Operating expenses:
Cost of product revenue	—	13	—	314
Research and development	8,099	10,483	22,559	31,050
Selling, general and administrative	2,364	3,447	7,912	10,529

Total operating expenses	10,463	13,943	30,471	41,893

Loss from operations	(9,240)	(8,398)	(24,316)	(18,219)
Other income (expense):
Interest income	496	751	1,321	2,107
Interest expense	(75)	(162)	(265)	(405)
Other income and expense, net	5	1	15	11

Loss before change in accounting principle	$(8,814)	$(7,808)	$(23,245)	$(16,506)
Cumulative effect of change in accounting principle	—	—	—	291

Net Loss	$(8,814)	$(7.808)	$(23,245)	$(16,215)

Basic and diluted net loss per share:
Prior to cumulative effect of change in accounting principle	$(0.46)	$(0.36)	$(1.28)	$(0.78)
Cumulative effect of change in accounting principle	—	—	—	0.01

Net loss per common share — basic and diluted	$(0.46)	$(0.36)	$(1.28)	$(0.77)

Shares used in computing net loss per share — basic and diluted	19,009	21,408	18,208	21,115

	December 31,	September 30,
Selected Balance Sheet Data	2005	2006
Cash, cash equivalents and investments (includes restricted cash of $998 and $2,155, respectively)	$59,909	$56,410
Accounts receivable	189	2,589
Property, intangibles and other assets	12,855	18,664
Total assets	72,953	77,663
Working capital	55,198	48,899
Accumulated deficit	(115,616)	(131,831)
Stockholders’ equity	55,567	51,514